Exhibit 3.1

FOURTH AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KBL MERGER CORP. IV

Pursuant to Section 242 of the
Delaware General Corporation Law

1. The undersigned, being a duly authorized officer of KBL MERGER CORP. IV (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

2. The name of the Corporation is KBL Merger Corp. IV.

3. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 7, 2016, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 2, 2017. Amendments No. 1, No. 2 and No. 3 to the Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 7, 2019, June 5, 2019, and December 6, 2019, respectively.

4. This Fourth Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

5. This Fourth Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 the General Corporation Law of the State of Delaware (the “DGCL”).

6. The text of Section 9.1(b) is hereby amended and restated to read in full as follows:

(b)	Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on April 26, 2017, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by July 9, 2020 and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-Business Combination activity (as described in Section 9.7), with it being understood that funds held in the Trust Account may be released to fund the first to occur of such transactions. Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of KBL Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

7. The text of Section 9.2(d) is hereby amended and restated to read in full as follows:

(d)	In the event that the Corporation has not consummated a Business Combination by July 9, 2020, the Corporation shall (i) cease all operations except for the sole purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem the Offering Shares at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

IN WITNESS WHEREOF, I have signed this Fourth Amendment to the Amended and Restated Certificate of Incorporation this 8th day of April, 2020.

KBL MERGER CORP. IV

By:	/s/ Marlene Krauss, M.D.
	Name:	Marlene Krauss, M.D.
	Title:	Chief Executive Officer